Exhibit 99.1

Update on Austin Ventures Position in RetailMeNot, Inc. Stock

Austin, November 13, 2015 — RetailMeNot, Inc., the world’s largest marketplace for digital offers (“RetailMeNot” or the “Company”), today announced that Austin Ventures, an early-stage venture capital investor, distributed the common stock of the Company held by its affiliated entities to their respective partners on November 12, 2015.

As of October 30, 2015, entities affiliated with Austin Ventures held 7,628,163 shares of common stock, or 14.6% of outstanding shares, of the Company.

The Company issued the following statement:

“RetailMeNot is grateful for the support that Austin Ventures provided to the Company as one of its earliest investors. As Austin Ventures transitions, RetailMeNot remains focused on continuing to grow our business to ensure we provide our millions of consumers more ways to save money when they shop with 60,000+ retailers in our marketplace. During this transition, we plan to continue to opportunistically utilize our stock repurchase plan, which currently has approximately $60 million remaining.”

About RetailMeNot, Inc.

RetailMeNot, Inc. (http://www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers for their favorite retailers and brands. During the 12 months ended September 30, 2015, RetailMeNot, Inc. experienced nearly 730 million visits to its websites, and during the three months ended September 30, 2015. RetailMeNot, Inc. averaged 18.6 million mobile unique visitors per month. In 2014, RetailMeNot, Inc. estimates $4.4 billion in paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offer marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offers marketplace in the United Kingdom; deals.com in Germany; Actiepagina.nl, a leading digital offers site in the Netherlands; ma-reduc.com, a leading digital offer site in France; Poulpeo.com, a leading digital offers site with cash back in France; and Deals2Buy.com, a digital offers site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.

Investor Relations Contact:

Michael Magaro

RetailMeNot, Inc.

mmagaro@rmn.com

+1 512 777 2899

Media Contact:

Brian Hoyt

RetailMeNot, Inc.

+1 202 330 3070

bhoyt@rmn.com